Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Hesai Group

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class B ordinary shares, par value US$0.0001 per share(1)	Rule 457(a)	1,150,000	US$19.00	US$21,850,000.00	0.0001102	US$2,407.87
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amount					US$21,850,000.00		US$2,407.87
	Total Fees Previously Paid							—
	Total Fee Offsets							N/A
	Net Fee Due							US$2,407.87

(1)	American depositary shares issuable upon deposit of Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-269524). Each American depositary share represents one Class B ordinary share.

(2)	Includes Class B ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes Class B ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class B ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Determined in accordance with Rule 457(a) under the Securities Act of 1933.